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                                                                   EXHIBIT 10.15

                              [Novavax Letterhead]

September 10, 1998 (as amended by letter dated September 25, 1998)

Richard F. Maradie
325 Epping Way
Annapolis, MD 21401

Dear Rick:

This letter contains information regarding your separation from employment with Novavax on September 4, 1998. The Company has agreed to offer you separation benefits as summarized below.

Separation Pay

You have been paid through September 4, 1998, and you will be paid two weeks in lieu of notice in your last paycheck. If you sign your separation agreement and your period of revocation has expired, you will receive 50 weeks of separation pay, not including the two weeks pay in lieu of notice, at your base compensation rate.

Medical and Dental Benefits

Your medical, dental and vision coverage with Great West will end on September 30, 1998. Information on extending this coverage through COBRA is attached. Your COBRA payments will be paid by Novavax for a period of one year from October 1, 1998 through September 30, 1999.

Life Insurance And Disability

Your group term life insurance policy will end on September 30, 1998. You may convert to an individual policy, as described in the information attached. Your short and long term disability coverage will end as of September 4, 1998.

401(k) Savings Plan

Our records indicate that you are participating in the Employee Savings and Investment Plan. There is information attached describing your distribution options for funds currently in your account. Please be aware that you have 60 days from the date you receive this information to chose a distribution option.

Manchester Transition Program

Novavax has negotiated a contract for outplacement support with a Career Consultant to assist you during the transition process. Your six month program begins with your first appointment on Monday September 21, 1998 at 9:00 a.m. Documentation is required.

Legal Services

Novavax has agreed to cover a maximum of $5,000.00 in costs for legal counsel regarding corporate indemnification. Invoices from the attorney should be submitted directly to Novavax.

If you have any questions relating to any of the benefits described above, please contact me.

Sincerely,
/s/ Brenda Fugagli
Brenda Fugagli
Executive Vice President and COO
enclosures


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                                  NOVAVAX, INC.

                        SEPARATION AND RELEASE AGREEMENT

Novavax, Inc. and Richard F. Maradie hereby agree the following sets out the complete agreement and understanding regarding the termination of my employment with Novavax, Inc. (the "Company" or "Novavax"), which shall be effective September 4, 1998.

1. I hereby acknowledge that the separation compensation offered to me has been explained. I also acknowledge that I have been given at least twenty-one (21) days to review Novavax' Separation and Release Agreement ("Agreement") required for my receipt of separation benefits. I certify that I have been advised in writing to consult an attorney, and that I have had the opportunity to obtain all advice and information deemed necessary with respect to the matters covered by this Agreement, including the opportunity to consult with legal counsel or anyone else of my choosing.

2. In consideration for the separation benefits I am eligible to receive, as described to me by letter dated September 10, 1998 as amended September 25, 1998:

       (i) I agree not to take any action which disparages or criticizes the Company, its management, or its practices or which disrupts or impairs its normal operations, including actions that would result in the filing of any claims, lawsuits or charges against the Company as a result of anything which has occurred up to and including the present date.

       (ii) I also understand and agree that the Company may terminate my continued eligibility for separation benefits and immediately recover all benefits previously paid to me if I engage in misconduct or otherwise violate Company policy, including, but not limited to any action that violates this Agreement or harms the reputation of the Company with its customers, suppliers or the public; interferes with existing contractual or employment relationships with customers, suppliers or Company employees; or misappropriates, misuses, or discloses any trade secret or other confidential information I learned while actively employed by the Company.

       (iii) In addition, and in further consideration of my eligibility for the separation pay and benefits described to me, the sufficiency of which consideration I acknowledge, I hereby agree to release and discharge the Company, its affiliate corporations, and all of its officers, directors, employees, agents and attorneys from any and all losses, expenses, claims, rights, entitlements, whether known or unknown, I now have or have had or may later claim to have had arising out of any alleged violation of my rights while employed by the Company, including but not limited to, claims for back pay, for reinstatement or for recovery of any losses or other damages to me or my property resulting from any alleged violation of local, state or federal law, such as (but not limited to) claims arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C. Section 200 et seq. (prohibiting discrimination on account of race, sex, national origin or religion); the Age Discrimination in Employment Act of 1967, 29 U.S.C. Section 621 et seq. (prohibiting discrimination on account of age), the Americans with Disabilities Act of 1990, 42 U.S.C.
               Section 12, 101 et seq., (prohibiting discrimination on account of disabilities), or any similar federal, state, or local law relating to my employment.

       (iv) I will not hereafter pursue any individual claim against the Company, its affiliated corporations, or any of its officers, directors, employees or agents, by filing a lawsuit in any local, state or federal court for or on account of anything which has occurred up to the present time as a result of my previous employment.


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3.     I understand that I may revoke this Agreement entirely by delivering a signed notice of revocation to the Company within seven (7) days after I sign this Agreement. In that event, this Agreement will be canceled and void, I will not be entitled to any of the separation benefits provided by this Agreement, and neither party to this Agreement shall have any rights or obligations arising under it.

4. This Agreement shall be binding upon and shall be for the benefit of the Company and myself, as well as our respective heirs, personal representatives, successors and assigns.

5. The provisions of this Agreement shall be severable, and the invalidity of any provision shall not affect the validity of other provisions.

6. I have carefully read this Agreement, I understand its meaning and intent, I have not been coerced into signing this Agreement, and I voluntarily agree to abide by its terms. I acknowledge that the separation benefits described in this Agreement are adequate consideration for my signing it and that no other promise or agreement of any kind has been made to me by the Company to cause me to execute this Agreement and that the only consideration for my execution of this Agreement is set forth in this document.


/s/ Richard F. Maradie                                 9/22/98
--------------------------------                     ----------------------
Employee Signature                                   Dated

For Novavax,
In exchange for the employee's execution of this release, the Company promises to provide separation benefits as described to him or her.



Witnessed: /s/ Sally Kiernan                         Dated:    9/22/98
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NOTE: This Agreement must be signed, dated and returned to the Company without any alternation. Any modification or alternation of any terms of this Agreement will void the Agreement in its entirety.